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           Exhibit (15) Letter Re: Unaudited Financial Information



Board of Directors and Shareholders
Park-Ohio Industries, Inc.


We are aware of the incorporation by reference in the Registration Statements on Forms S-3 and S-8 (relating to the 1992 Stock Option Plan) of Park-Ohio Industries, Inc. for the registration of 363,094 shares and 350,000 shares, respectively, of its common stock of our report dated October 19, 1995, relating to the unaudited condensed consolidated interim financial statements of Park-Ohio Industries, Inc., which is included in its Form 10-Q for the quarter ended September 30, 1995.

Pursuant to Rule 436(c) of the Securities Act of 1933 our report is not a part of the registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.


                                                /s/ Ernst & Young LLP
                                                ----------------------------

Cleveland, Ohio
October 19, 1995